John V. Murphy
--------------
President &                                  OppenheimerFunds Logo
Chief Executive Officer                          498 Seventh Avenue, 10th Floor
                                                 New York, NY 10018
                                                 800.225.5677
                                                 www.oppenheimerfunds.com

                                                July 7, 2003

Dear Oppenheimer Select Managers QM Active Balanced Fund Shareholder,

One of the things we are proud of at OppenheimerFunds,  Inc. is our commitment to our Fund  shareholders.  I am  writing to you today to let you know about a positive  change that has been  proposed for  Oppenheimer  Select  Managers QM
Active Balanced Fund.

After  careful  consideration,  the Board of Trustees has  determined  that it would be in the best interest of shareholders  of Oppenheimer  Select Managers
QM Active Balanced Fund ("QMAB Fund") to reorganize  into another  Oppenheimer
Fund,   Oppenheimer  Multiple  Strategies  Fund  ("MS  Fund").  A  shareholder meeting  has been  scheduled  in  August,  and all QMAB Fund  shareholders  of record as of June 18th are being  asked to vote  either in person or by proxy, on the  proposed  reorganization.  You will  find a notice of the  meeting,  a ballot card, a proxy statement  detailing the proposal,  an MS Fund prospectus and a postage-paid return envelope enclosed for your use.

Why does the Board of Trustees recommend this change?
-----------------------------------------------------

QMAB Fund seeks income and long-term  growth of capital and MS Fund seeks high
total  investment  return  consistent  with  preservation  of  principal.   In
seeking their investment  objectives,  QMAB Fund and MS Fund utilize a similar investing  strategy.  Both Funds invest  primarily in a wide variety of equity securities, debt securities and money market instruments.

Among other factors,  the QMAB Fund Board considered that the expense ratio of
MS Fund has been lower than the  expense  ratio of QMAB  Fund.  Although  past performance is not  predictive of future  results,  shareholders  of QMAB Fund would  have an  opportunity  to  become  shareholders  of a Fund with a better long-term performance history.

How do you vote?

No matter  how large or small  your  investment,  your vote is  important,  so please review the proxy statement  carefully.  To cast your vote, simply mark, sign and date the  enclosed  proxy  ballot and  return it in the  postage-paid envelope today.  Remember,  it can be costly for the Fund--and  ultimately for you as a  shareholder--to  remail ballots if not enough responses are received to conduct the meeting.

If you have any  questions  about the  proposal,  please  feel free to contact
your  financial  advisor  or  call  us  at   1.800.225.5677.   As  always,  we
appreciate  your  confidence in  OppenheimerFunds  and look forward to serving you for many years to come.

                                          Sincerely,

                                        /s/John V. Murphy
                                        -------------------------------
                                          John V. Murphy

Enclosures